STOCK PURCHASE AGREEMENT

AGREEMENT made this 26th day of August, 2010 by and among Zhang Dingyou (“Zhang”), Corporate Services International, Inc., a Delaware corporation, with offices at 330 Clematis Street, Suite 217, West Palm Beach, FL 33401 (“CSI”), and Michael Anthony, with offices at 330 Clematis Street, Suite 217, West Palm Beach, FL 33401 (“Anthony”)

WHEREAS, Anthony is the President and sole shareholder and President of CSI; and

WHEREAS, CSI owns one hundred million one hundred fifty thousand and six hundred forty-one shares (100,150,641) of the common stock of Sabre Industrial, Inc (OTCBB: SBRD), a Delaware corporation (the “Company”), representing 99.4% of the outstanding equity shares of the Company; and

WHEREAS, Zhang wishes to purchase a controlling interest in the Company and CSI is willing to sell same, all on the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed:

1.	Purchase of Shares; Deposit.

(a)

Prior to the Closing Date, the Company will file a certificate of designation of preferred stock authorizing 1000 shares of preferred stock whose only rights will be (i) a $.01 per share liquidation preference and (ii) the right to convert into 0.9% of the fully diluted outstanding shares of the Company at any time within thirty days after the Company files a Current Report on Form 8-K stating that it has ceased to be a shell company. Prior to the Closing Date, CSI shall have exchanged 40,150,641 shares of the Company’s common stock for the preferred shares, such that on the Closing Date, there shall be only 60,607,902 shares of the Company’s common stock outstanding.

	(b)	CSI agrees to sell sixty million (60,000,000) shares of the Company’s common stock (the “Shares”) to Zhang, and Zhang agrees to purchase the Shares, on the Closing Date.

	(c)	The purchase price for the Shares will be Four Hundred and Eight Thousand Dollars ($408,000) (the “Purchase Price”).

(d)

Simultaneous with the execution of this Agreement, or upon a set, mutually agreed date, Zhang shall wire transfer to the account of his counsel, Robert Brantl, Esq. (the “Escrow Agent”) the sum of Three Hundred and Fifty Thousand Dollars ($350,000) (the “Escrowed Funds”).

2.	Closing.

(a)

The “Closing Date” will be a date agreed to by the parties, which shall be no later than 60 days from the execution of this contract, providing that the conditions set forth in Section 4 are satisfied.

	(b)	Prior to the Closing, the CSI shall have delivered to the Escrow Agent the following (the “CSI Deliverables”):

		i.	a certificate for the Shares;

		ii.	a stock power endorsed in blank and signed by CSI with a medallion guarantee of the signature accompanies by documents sufficient to cause the transfer agent to accept the authority of the signatory;

		iii.	a certification signed by Anthony that on the Closing Date the warranties and representations made by him in this Agreement are true and correct as if made on the Closing Date;

iv.

a general release in form satisfactory to Zhang and counsel of all liabilities of the Company to CSI and/or Anthony, accompanied by any warrants, convertible securities or other instruments owned by CSI or Anthony pertaining to Company capital stock, which shall be surrendered for cancellation;

v.

resignations of all officers and directors of the Company, effective on the Closing Date, and a resolution of the Board of Directors of the Company electing Zhang to serve on the Board, effective ten (10) days from the filing and mailing of the 14f-1 information statement referred to in paragraph 2(f) hereof; and

		vi.	the books and records of the Company.

	(c)		On the Closing Date, the Escrow Agent shall deliver the CSI Deliverables to Zhang and shall wire the Escrowed Funds to CSI.

(d)

On the Closing Date, Zhang shall pay the remaining portion of the Purchase Price - a total of Fifty-Eight Thousand Dollars ($58,000) - in satisfaction of closing costs, including, but not limited to, translation, corporate research and document preparation services.

	(e)		The parties agree to deliver such additional documents and instruments as may be necessary to carry out the transaction contemplated by this Agreement.

(f)

On the Closing Date, based on information provided by Zhang, Zhang’s counsel shall have prepared, and the Company shall have filed with the SEC (at Zhang’s expense) an information statement compliant with SEC Rule 14f-1, and shall have mailed the information statement to its shareholders of record.

3.	CSI and Anthony Warranties. CSI and Anthony, jointly and severally, warrant and represent to Zhang that:

	(a)		The Company has no liabilities other than those that will be satisfied prior to Closing, and will have no liabilities on the Closing Date.

(b)

The total outstanding capital stock of the Company consists of 100,758,543 shares of common stock. There are no shares of preferred stock outstanding. Other than CSI, no person has any option or warrant or right to purchase securities from the Company, nor does any person hold any instrument that is convertible into equity securities of the Company. Any warrants, options or convertible securities owned by CSI shall be surrendered for cancellation at or prior to the Closing. The foregoing warranty shall remain true and accurate on the Closing Date except for the change in capitalization contemplated by Section 1(a) of this agreement.

(c)	The Company’s 10-KSB for the year ended June 30, 2010 contains no material misstatement of fact. The Company has no outstanding or unresolved comments from the Securities and Exchange Commission.

(d)

Delivery to Zhang of the certificate and stock power included in the CSI Deliverables will vest in Zhang all right, title and interest in the Shares, free of liens, claims, encumbrances or any rights of others whatsoever.

(e)

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party is required by or with respect to CSI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)

This Agreement has been duly executed by CSI and constitutes its valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which CSI or the Company is a party or by which either CSI or the Company is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(g)

There are no legal actions, lawsuits, proceedings or investigations, administrative or judicial, pending or threatened, against or affecting the Company or CSI or against the Company’s current or former Officers or Directors that arose out of their operation of the Company. Neither the Company nor CSI is subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

4.	Closing Conditions.

	(a)	The obligations of Zhang to purchase the Shares shall be subject to the following conditions:

		i.	All representations and warranties made by CSI in Section 3 hereof shall be true and correct on the Closing Date as if such representations and warranties had been made on and as of said Date.

	ii.	Since the date of this Agreement, the Company shall not have suffered a material adverse effect.

	iii.	The change in capitalization of the Company described in Section 1(a) of this agreement shall have been completed.

	iv.	The Company’s common stock will be listed for trading on the OTC Bulletin Board, and bid and asked quotations shall be posted as of the Closing Date.

(b)	The obligations of CSI to sell the Shares shall be subject to satisfaction by Zhang of his obligation to deposit the Purchase Price in escrow pursuant to Section 2(b) hereof.

5.

Termination. This Agreement will terminate on September 30, 2010 if the Closing Date has not occurred on or prior to that date. This Agreement may be terminated prior to September 30, 2010 by either party upon giving written notice that s/he is not satisfied with the results of his/her review and investigation of the other party’s business. Upon such termination, each party shall promptly return or destroy all Confidential Information (as defined in Section 7 hereof) obtained from the other party, and neither party shall have any liability or obligation to the other in the event of such a termination, except for their respective obligations with respect to Confidential Information.

6.

Business Review. From and after the date hereof and continuing through the Closing Date, each of the parties will be permitted to conduct a full and complete review and investigation, including legal and financial audits, of the business and affairs of the other, and to obtain such information as may be necessary or desirable to permit him/her to investigate Zhang, in the case of Anthony, or the Company, in the case of Zhang. Each party agrees to give the other and the other’s counsel, accountants, consultants and representatives full access during normal business hours to the business premises and files, records, contracts and other documents and properties as the other or his/her counsel, accountants, consultants or representatives may reasonably request.

7.

Confidentiality. Neither party will, nor will s/he permit any of his/her agents, or representatives to, use for any purpose (other than evaluation of the transactions contemplated hereby) or disclose to any third parties, any “Confidential Information” regarding the other or the business of the other. Confidential Information regarding any parties involved shall consist of information obtained directly or indirectly from a party to this Agreement in connection with the transactions contemplated herein, but shall not include: (a) any information that already had become or later becomes publicly available; (b) any information that already had been or later is lawfully developed or obtained by the party receiving the information from independent sources; or (c) any information the disclosure of which is required by law. If this Agreement is terminated without consummation of the stock purchase contemplated hereunder, each of the parties agrees to return or destroy all documents (including documents stored in electronic media) containing or reflecting Confidential Information regarding the other and their respective businesses.

8.

Notices. All notices given hereunder or in connection with the transactions contemplated by this agreement shall be given in writing, and shall be deemed given when received or one business day after delivery to a nationally recognized overnight delivery service addressed to the party at the address set forth above.

9.

Applicable Law. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

10.	Post-Closing Covenants.

(a)

In the event that at any time after the Closing Date any claim is made against the Company which, if valid, would indicate that Anthony’s representation under Section 3(a) hereof was inaccurate, Anthony shall take all action necessary to satisfy the claim, including paying any amount due.

(b)

In the event that at any time after the Closing Date any party, including any governmental agency or SRO, shall question the authority of Anthony and/or CSI to carry out any of the transactions contemplated by this agreement, and such question threatens to interfere with any action material to the Company’s plans, then Anthony will cooperate with the Company in establishing his authority and that of CSI to complete the transfer of control of the Company contemplated by this agreement.

11.

Zhang Warranty. Zhang is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act, (ii) experienced in making investments of the kind described in this Agreement, (iii) able, by reason of his business and financial experience, to protect his own interests in connection with the transactions described in this Agreement, and (iv) able to afford the entire loss of his investment in the securities being purchased by Zhang

12.	Provisions Concerning Escrow Agent. The Escrow Agent shall perform his obligations hereunder subject to the following provisions.

(a)

Scope of Duties. The duties of the Escrow Agent shall be entirely administrative in nature, and the Escrow Agent shall have no fiduciary obligation to any party hereto. The Escrow Agent shall be obligated to act only in accordance with written instructions received by him as provided herein, except that the Escrow Agent shall comply with any final and unappealable order, judgment or decree of any court of competent jurisdiction received by him. No implied duties or obligations of any kind shall be read into this Agreement.

(b)

Limitation on Liability. In performing his duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for damages, losses or expenses resulting directly from the willful default, gross negligence or fraud of the Escrow Agent. In no event will the Escrow Agent be liable for any special, consequential or punitive damages.

(c)

Reliance on Counsel, etc. The Escrow Agent shall not in any case incur liability with respect to any action taken or omitted in good faith upon advice of counsel, or any action taken or omitted in reliance upon any written notice, release or other document provided to the Escrow Agent as to the genuineness of the signatures thereon, the authority of the signatories, its due execution, the validity and effectiveness of its provisions, or the truth and accuracy of the information contained therein.

(d)

Indemnification of Escrow Agent; Expenses. The Escrow Agent shall not be responsible for initiating any action, claim or proceeding hereunder. The Purchaser and the Seller shall jointly and severally indemnify the Escrow Agent (and his legal representatives) and hold him them harmless from and against, any and all losses, damages, liability and expenses, including attorneys fees, incurred by the Escrow Agent in connection with the performance of his duties hereunder, including but not limited to attorneys’ fees and other costs and expenses of defending against any claim of liability (except liability arising out of the Escrow Agent’s fraud, willful default or gross negligence) arising out of this Agreement. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might, in his judgment, involve or cause him to incur any expense or liability unless he shall have been furnished with acceptable indemnification.

(e)	Disputes. In the event of any dispute between the parties, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon. Rather, the Escrow Agent may, at his sole option, (a) retain the escrowed funds and the certificates for the Shares in his possession, without liability to anyone, until such dispute shall have been settled or resolved; or (b) file a suit in interpleader for the purpose of having the respective rights of the parties adjudicated. The Escrow Agent may, upon initiation of such suit, deposit the funds and Shares with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(f)	Resignation. The Escrow Agent may resign at any time by delivering notice to the parties hereto. If the parties fail to advise the Escrow Agent within ten business days as to the appointment of a successor, the Escrow Agent may, at his sole option, (a) retain the escrowed funds and Shares in his possession, without liability to anyone, until such appointment shall have been made; or (b) file a suit in interpleader, as appropriate, for the purpose of having a successor appointed. The Escrow Agent may, upon initiation of such suit, deposit the escrowed funds and Shares with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(g)	Waiver. The parties are aware that the Escrow Agent represents Zhang. The parties agree that the Escrow Agent may carry on such representation in connection with this Agreement and, after the Closing, may represent the parties in connection with this Agreement and in other related or unrelated matters. The parties acknowledge that the Escrow Agent is serving at their joint request, and each waives any objection thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ Zhang Dingyou
ZHANG DINGYOU

Michael Anthony
MICHAEL ANTHONY

CORPORATE SERVICES INTERNATIONAL, INC.

By: /s/ Michael Anthony
Michael Anthony, President

The undersigned agrees to undertake the responsibilities of the Escrow Agent set forth in Section 2 above.

/s/ Robert Brantl
Robert Brantl, Esq.